Exhibit 99.1

PRESS RELEASE

First Bankshares, Inc.,

parent of SuffolkFirst Bank,

reports after tax income of $245,000 or 11 cents per share

and minimal loan losses of $90,000 and a strong capital to

risk based assets ratio of 15.02% at year end 2008

Contact:	Darrell G. Swanigan, President & CEO
First Bankshares, Inc. and SuffolkFirst Bank
Suffolk, VA Telephone: 757-934-8200 E-mail: dgs@suffolkfirstbanks.com

Suffolk, VA, January 30, 2009 [PRNewswire-First Call]/— Darrell G. Swanigan, President & CEO of First Bankshares, Inc. (SUFB), parent of SuffolkFirst Bank, headquartered in Suffolk, VA commented, “We are pleased to report that First Bankshares, Inc. remained well capitalized through the economic challenges of 2008. While we are cautiously optimistic the economy will recover in 2009, management continues to focus on our commitment to enhance shareholder value by maintaining a solid capital base that reflects a well capitalized bank. At year end 2008, Tier 2 risk based capital stood at $18,571,000 and represented a risk based capital to risk based assets ratio of 15.02% compared to year end 2007 risk based capital of $17,581,000 which represented a 14.96% Tier 2 capital ratio. Regulators consider banks with a Tier 2 risk based capital ratio of 10% or above as ‘well capitalized.’ In keeping with our strategic plan to maintain a well capitalized bank, management elected to participate in the U.S. Treasury’s Capital Purchase Program and received approval to issue up to $3.5 million in Trust Preferred shares to the U. S. Treasury subject to approval of First Bankshares, Inc. shareholders.

For the year 2008, loans grew 12% and ended the year at $117,247,000 compared to total loans of $104,728,000 at year end 2007. We regard the growth in 2008 reasonable, but remain cautiously optimistic about near term loan growth in 2009. The loan portfolio performed above average compared to the industry, and we recorded minimal net loan losses of $90,000 or 0.07% of total loans as of year end 2008.

Management further determined that it is prudent to continue our focus to plan for unforeseen losses given the current and near term projected economic environment that may influence the performance of the portfolio. Therefore, the net increase of $718,000 to Allowance for Loan Loss for 2008 reflects a balance at year end of $1,687,284 and represents 1.44% of total outstanding loans compared to an Allowance of $942,820 on December 31, 2007 which represented 0.90% of total loans. Non-performing loans at year end 2008 which were 30 days or more delinquent in principal and interest stood at $886,000 and represented 0.75% of total loans.

After Tax Income for the year ended December 31, 2008 was $245,000 or 11 cents per share compared to $607,000 or 27 cents per share for the twelve month operating period ended December 31, 2007. The primary reason for the decline can be attributed to management’s decision to increase the Allowance for Loan Loss combined with the Federal Reserve’s commitment to stabilize the economy by reducing interest rates which resulted in a 5.0% decline in the Prime rate since September 2007. The sharp decline in interest rates throughout the year resulted in rate sensitive assets re-pricing at a quicker pace than deposits; therefore, Net Interest Margins declined from 3.27% on December 31, 2007 to 2.84% at year end 2008.

Deposits were the primary source of funding loan growth and grew 14.54% to end the year 2008 at $130,285,000 while Other Borrowed Funds stood at $36,011,000 at year end 2008 and were the primary source of funds for investments. Net Interest Income, before provision for loan losses, grew 8.45% and ended 2008 at $4,246,000 and represents an increase of $331,000 over 2007 Net Interest Income of $3,915,000. Non Interest Income for 2008 grew 48% or $272,000 which reflects a $265,000 gain on the sale of securities. Interest Expense for the period comparison year end 2007 and 2008 was $4,530,000 and $5,558,000 respectively which represents an increase of 22.70% or $1,028,000 while Non Interest Expense increased 12.84% or $443,000 for the same period. The increase in Non Interest Expense can primarily be attributed to the overhead and additional salary expense associated with the operations of our main office facility in North Suffolk which opened October 2007.

Although economic events over the past year negatively affected the capital of many financial institutions, SuffolkFirst Bank has been blessed with above average growth and a satisfactory loan portfolio performance supported by solid capital as assets ended the year at $184,159,000. As we plot our course and navigate through the current economic cycle, we remain confident of the future success of our bank and continue our focus to enhance shareholder value by maintaining a strong capital base.”

First Bankshares, Inc operates as a one bank holding company and is headquartered in the City of Suffolk, Virginia. SuffolkFirst Bank is a wholly owned subsidiary of First Bankshares, Inc. and operates three full service offices in the City of Suffolk. Shares of First Bankshares, Inc. are listed on the NASDAQ stock exchange under the symbol of SUFB.

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” variations of similar expressions are intended to identify forward-looking statements. These statements are management’s beliefs as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcome may differ from what may be expressed or forecasted in forward-looking statements. Factors that could make a difference include, among others, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; and the impact of competition from traditional or new sources. These and other issues that may emerge could affect decisions and results to differ materially from current expectations. First Bankshares, Inc. assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

First Bankshares, Inc. and Subsidiary SuffolkFirst Bank

Selected Financial Information (Unaudited)

(In thousands except for per share data)

Summary Consolidated Balance Sheets

	Dec. 31, 2007 (unaudited)	Dec. 31, 2008 (unaudited)	Increase/ (Decrease)	% Increase/ (Decrease)
Cash and due from banks	$3,468	$4,542	$1,074	30.97%
Securities available-for-sale, at fair value	62,054	53,413	(8,641)	-13.92%
Loans, net	103,786	115,560	11,774	11.34%
Other assets	10,078	10,644	566	5.62%

Total assets	$179,386	$184,159	4,773	2.66%

Deposits
Demand	$20,374	$20,691	317	1.56%
Savings	2,431	2,951	520	21.39%
Time	90,943	106,643	15,700	17.26%

Total deposits	113,748	130,285	16,537	14.54%
Federal funds purchased and borrowed funds	47,552	36,011	(11,541)	-24.27%
Other liabilities	1,379	1,153	(226)	-16.39%

Total liabilities	162,679	167,449	4,770	2.93%
Total shareholders’ equity	16,707	16,710	3	0.02%

Total liabilities and shareholders’ equity	$179,386	$184,159	4,773	2.66%

Summary Consolidated Statements of Income

(in thousands except for per share data)

	Twelve Months Ended
	Dec. 31, 2007 (unaudited)	Dec. 31, 2008 (unaudited)	Increase/ (Decrease)	% Increase/ (Decrease)
Interest income	$8,445	$9,804	$1,359	16.09%
Interest expense	4,530	5,558	$1,028	22.69%

Net interest income	3,915	4,246	$331	8.45%
Provision for loan losses	111	829	$718	646.85%

Net interest income after provision for loan losses	3,804	3,417	$(387)	-10.17%
Non interest income	567	839	$272	47.97%
Non interest expense	3,451	3,894	$443	12.84%

Net income before income tax	920	362	$(558)	-60.65%
Income tax expense	313	117	$(196)	-62.62%

Net income	$607	$245	$(362)	-59.64%

Income per share, basic	$0.27	$0.11	$(0.16)	-59.64%

Key Ratios

	Dec. 31, 2007	Dec. 31, 2008	Increase/ (Decrease)	% Increase/ (Decrease)
Return on average assets	0.46%	0.14%	-0.32%	-69.57%
Return on average equity	3.72%	1.44%	-2.28%	-61.29%
Net interest margin	3.27%	2.84%	-0.43%	-13.15%
Average earning assets/total average assets	93.43%	93.85%	0.42%	0.45%
Average loans/average deposits	84.92%	89.50%	4.58%	5.39%
Allowance for loan losses/period end loans	0.91%	1.44%	0.53%	58.24%
Period end shareholders’ equity/period end assets	9.28%	9.17%	-0.11%	-1.19%
Tier 2 risk-based capital ratio	14.96%	15.02%	0.06%	0.40%
Efficiency ratio	76.00%	71.00%	-5.00%	-6.58%